Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	April 25, 2023		Executive Vice President & Chief Financial Officer

ENCORE WIRE REPORTS FIRST QUARTER RESULTS; HIGHLIGHTS CONTINUED
SHARE REPURCHASES DURING 2023
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2023.
First Quarter 2023 Highlights
•First Quarter Earnings per diluted share of $6.50
•First Quarter Net Income of $119.5 million
•Gross Profit of 31.1% in the first quarter of 2023; 33.7% in the first quarter of 2022
•Cash on hand of $697.4 million as of March 31, 2023; $730.6 million as of December 31, 2022
•Capital expenditures of $31.8 million in 2023
•Company repurchased 702,478 shares during the quarter; 1,297,522 shares remain authorized to be repurchased
•Total cash outlay for share repurchases of $127.1 million during the quarter
Net sales for the first quarter ended March 31, 2023 were $660.5 million compared to $723.1 million for the first quarter of 2022. Copper unit volume, measured in pounds of copper contained in the wire sold, was flat in the first quarter of 2023 versus the first quarter of 2022. The decrease in net sales was driven by a decrease in the average selling price in the first quarter of 2023 compared to the first quarter of 2022. Aluminum wire represented 14.6% of net sales in the first quarter of 2023.
Gross profit percentage for the first quarter of 2023 was 31.1% compared to 33.7% in the first quarter of 2022. The average selling price of wire per copper pound sold decreased 11.8% in the first quarter of 2023 versus the first quarter of 2022, while the average cost of copper per pound purchased decreased 8.2%. This resulted in the gradual abatement of copper spreads in the quarter, primarily driven by a decrease in the average selling price noted above, offset somewhat by increased aluminum spreads, which resulted in the decreased gross profit margin in the first quarter of 2023 compared to the first quarter of 2022. The increase in SG&A in the quarter was primarily due to an increase in Stock Appreciation Rights (“SARs”) charges driven by the increase in our stock price at March 31, 2023 versus December 31, 2022. We recorded $13.2 million in SARs expense in the first quarter of 2023 compared to a $4.8 million SARs benefit recorded in the first quarter of 2022, resulting in an $18 million increase in expenses period-over-period. No SARs were granted subsequent to January of 2020.
Net income for the first quarter of 2023 was $119.5 million versus $161.5 million in the first quarter of 2022. Fully diluted earnings per common share were $6.50 in the first quarter of 2023 versus $7.96 in the first quarter of 2022.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “The strong results for the first quarter ended March 31, 2023 mark our eighth consecutive quarter of elevated margins. Stable demand in the quarter, coupled with continued domestic and global uncertainties and persistent tightness in the availability of copper, drove metal prices higher in the quarter while other raw material costs remained fairly flat. Our key suppliers continue to perform at a high level which positioned us favorably to meet customer demand in a timely manner. By continuing to execute on our core values of providing unbeatable customer service and high order fill rates, ongoing margin abatement remained gradual in the first quarter of 2023. I continue to believe that our operational agility, speed to market, and deep supplier relationships remain competitive advantages in serving our customers’ evolving needs. We remain committed to reinvesting in our business with current and planned projects focused on increasing capacity, efficiency and vertical integration across our campus. We also remain committed to shareholder capital return as evidenced by our share repurchases in the quarter.

We continue to believe Encore Wire remains well positioned to capture market share in the current economic environment. As we address the near-term challenges, we remain focused on the long-term opportunities for our business. We believe that our superior order fill rates and deep vertical integration continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast.
Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit remains untapped. We had $697.4 million in cash at the end of the quarter. During the first quarter, we repurchased 702,478 shares of our common stock for a total cash outlay of $127.1 million. Since the first quarter of 2020, we have repurchased 3,674,755 shares of our common stock at an average price of $119.38. We also declared a $0.02 cash dividend during the quarter.
The incremental investments announced in July 2021 continue in earnest, focused on broadening our position as a low-cost manufacturer in the sector and increasing manufacturing capacity to drive growth. In 2022 we began construction on a new, state of the art, cross-link polyethylene (XLPE) compounding facility to deepen vertical integration related to wire and cable insulation. XLPE insulation is used in many applications including Data Centers, Oil and Gas, Transit, Waste-Water Treatment facilities, Utilities, and Wind and Solar applications. We anticipate the new facility will be substantially completed by the end of the third quarter of 2023. Capital spending in 2023 through 2025 will further expand vertical integration in our manufacturing processes to reduce costs as well as modernize select wire manufacturing facilities to increase capacity and efficiency and improve our position as a sustainable and environmentally responsible company. Total capital expenditures were $148.4 million in 2022 and $31.8 million in the first quarter of 2023. We expect total capital expenditures to range from $160 - $180 million in 2023, $150 - $170 million in 2024, and $80 - $100 million in 2025. We expect to continue to fund these investments with existing cash reserves and operating cash flows.
Our low-cost structure and strong balance sheet have allowed us the flexibility to adapt quickly to changing market conditions, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the first quarter results on Wednesday, April 26, 2023, at 10:00 am Central time. Hosting the call will be Daniel L. Jones, Chairman, President and Chief Executive Officer, and Bret J. Eckert, Executive Vice President and Chief Financial Officer. Attendants may register at https://registrations.events/direct/ENC60945 to participate in the call. A confirmation email will be sent to all registrants containing a dial-in number and a unique passcode, which identifies you as the registered participant for this call and should only be used by the individual who has registered. Please plan to join this call at least five minutes prior to the scheduled start time. After entering your dial-in number, you will be prompted to enter your unique passcode, followed by the # key. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of copper and aluminum electrical wire and cables, supplying power generation and distribution solutions to meet our customers’ needs today and in the future. The Company focuses on maintaining a low-cost of production while providing exceptional customer service, quickly shipping complete orders coast-to-coast. Our products are proudly made in America at our vertically-integrated, single-site, Texas campus.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2022 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended March 31,
In Thousands	2023	2022
Net Income	$119,483	$161,531
Income Tax Expense	36,072	46,119
Interest Expense	100	101
Depreciation and Amortization	7,692	6,210
EBITDA	$163,347	$213,961

Encore Wire Corporation
Condensed Balance Sheets
(In Thousands)

	March 31, 2023	December 31, 2022
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$697,424	$730,557
Accounts receivable, net of allowance of $3,800 and $3,800	479,831	498,762
Inventories, net	173,878	153,187
Income tax receivable	—	15,143
Prepaid expenses and other	2,485	3,992
Total current assets	1,353,618	1,401,641
Property, plant and equipment, net	642,446	616,601
Other assets	541	490
Total assets	$1,996,605	$2,018,732

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$41,594	$62,780
Accrued liabilities	63,969	81,381
Income taxes payable	23,610	—
Total current liabilities	129,173	144,161
Long-term liabilities:
Deferred income taxes and other	53,528	55,905
Total long-term liabilities	53,528	55,905
Total liabilities	182,701	200,066
Commitments and contingencies
Stockholders’ equity:
Common stock	272	271
Additional paid-in capital	87,978	83,622
Treasury stock	(530,891)	(402,639)
Retained earnings	2,256,545	2,137,412
Total stockholders’ equity	1,813,904	1,818,666
Total liabilities and stockholders’ equity	$1,996,605	$2,018,732

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended March 31,
	2023		2022
	(Unaudited)

Net sales	$660,492	100.0%	$723,072	100.0%
Cost of goods sold	455,407	68.9%	479,325	66.3%
Gross profit	205,085	31.1%	243,747	33.7%

Selling, general, and administrative expenses	58,704	8.9%	36,212	5.0%
Operating income	146,381	22.2%	207,535	28.7%

Net interest and other income	9,174	1.4%	115	—%
Income before income taxes	155,555	23.6%	207,650	28.7%

Provision for income taxes	36,072	5.5%	46,119	6.4%
Net income	$119,483	18.1%	$161,531	22.3%
Earnings per common and common equivalent share – basic	$6.60		$8.08
Earnings per common and common equivalent share – diluted	$6.50		$7.96
Weighted average common and common equivalent shares outstanding – basic	18,099		20,003
Weighted average common and common equivalent shares outstanding – diluted	18,369		20,302
Cash Dividends Declared per Share	$0.02		$0.02